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                                                                     Exhibit 8.3

Inland Revenue

                                             REVENUE POLICY
                                             BUSINESS TAX CLEARANCE TEAM
                                             Fifth Floor
                                             22 Kingsway
                                             London
                                             WC2B 6NR


Ms. Anika Chandra

CMS Cameron McKenna                          TEL  020 7438 7474
Mitre House
160 Aldersgate Street                        FAX 020 7438 4409
London
EC1A 4DD                                     E MAIL reconstructions@gtnet.gov.uk

DATE      14 October 2004                    www.inlandrevenue.gov.uk
OUR REF   T1600/4258/04/NR/MD
YOUR REF  TOL/MT2.17b/101818.00006


Dear Madam:

SOLEXA LIMITED

Thank you for your letter of 1 October 2004. I have considered the applications made under S707 ICTA 88, S138(1) TCGA 1992.

S707 ICTA 88 - TRANSACTIONS IN SECURITIES

I am authorised to say that the Board are satisfied that the provisions of S703
(3) ICTA 1988 should not be applied to the proposed transactions.

S138 TCGA 1992 - SHARE EXCHANGES AND RECONSTRUCTIONS

I am authorised to say that the Board of Inland Revenue are satisfied that the provisions of subsection (1) of Section 137 Taxation of Chargeable Gains Act 1992 should not have effect in respect of these transactions, with the result that Section 135 Taxation of Chargeable Gains Act 1992 would not be prevented from applying.

Yours faithfully,

/s/ Margaret Draper

Margaret Draper
Clearance Team Group Leader

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